EXHIBIT 3.1

AMENDMENT TO THE SEVENTH AMENDED AND RESTATED BYLAWS OF
THE CHILDREN’S PLACE, INC.

The Children’s Place, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby amend the Seventh Amended and Restated Bylaws of the Company, (the “Bylaws”), as follows:

1) by inserting the phrase “, a Chairman-Elect of the Board of Directors” after the words “The Board of Directors may elect or appoint a Chairman of the Board of Directors” in Section 1 of Article III of the Bylaws.

2) by inserting the following as Section 4A. of Article III of the Bylaws:

"4A. THE CHAIRMAN-ELECT OF THE BOARD OF DIRECTORS.

From the Initial Board Reconstitution Time until the Final Board Reconstitution Time (each as defined in that certain Letter Agreement, dated February 28, 2024, between the Corporation and Mithaq Capital SPC), the Chairman-Elect of the Board of Directors shall have the same authority and responsibilities granted to the Chairman of the Board of Directors pursuant to these Bylaws. Upon the Final Board Reconstitution Time, the office of Chairman-Elect of the Board of Directors shall cease to exist.”

3) by inserting the following as Article VIII of the Bylaws:

“ARTICLE VIII

EXCLUSIVE FORUM

1. Exclusive Forum.

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware).”